Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
SEP 30, 2010 AND SEP 30, 2009
(In Thousands)

	SEP 30, 2010	SEP 30, 2009
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	16,315	10,354
Inventories	12,068	6,491
Deferred Income Taxes	3,359	2,050
Other Current Assets	234	110
Total Current Assets	31,976	19,005

NET FIXED ASSETS	13,098	2,391

NON-CURRENT ASSETS
Intangible Asset	331	0
Deferred Income Taxes	10,113	13,026
Other Non-Current Assets	164	47
TOTAL ASSETS	55,682	34,469

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	2,899	1,147
Accounts Payable	8,145	4,183
Accrued Payroll and Related Taxes	2,279	1,564
Other Accrued Expenses	941	531
Other Current Liabilities	0	190
Total Current Liabilities	14,264	7,615

LONG TERM DEBT	15,999	6,600
TOTAL LIABILITIES	30,263	14,215

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 10,100,589, Outstanding – 9,087,716
Common stock, par value $.01 per share	101	97
Treasury Shares at Cost - 1,012,873 shares	(1,413)	(1,413)
Additional Paid-in Capital	41,138	40,632
Retained Earnings (Deficit)	(14,407)	(19,062)
TOTAL SHAREHOLDER’S EQUITY	25,419	20,254

TOTAL LIABILITIES & EQUITY	55,682	34,469

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD SEP 30, 2010 AND SEP 30, 2009
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	SEP 30, 2010	SEP 30, 2009	SEP 30, 2010	SEP 30, 2009

Sales	27,287	18,273	96,674	67,811
Cost of Sales	22,511	15,077	80,411	56,985
Gross Profit	4,776	3,196	16,263	10,826

Less: Operating Expenses
Selling & G&A	2,654	1,792	8,576	6,006
Other	0	0	0	0
Total Operating Expenses	2,654	1,792	8,576	6,006

Operating Profit	2,122	1,404	7,687	4,820

Interest and Financing Expense	220	85	814	389
Other Expense/(Income)	(387)	(70)	(182)	(287)
Income before Income Taxes	2,289	1,389	7,055	4,718

Provision for /(benefit from) Income Tax	661	486	2,400	(238)

Net Income	1,628	903	4,655	4,956

Basic Earnings Per Share	$0.18	$0.10	$0.52	$0.57
Diluted Earnings Per Share	$0.17	$0.09	$0.48	$0.52

Basic Shares	9,086,793	8,683,226	8,990,180	8,728,930
Diluted Shares	9,599,377	9,621,288	9,608,174	9,553,526

IEC ELECTRONICS CORP - CONSOLIDATED
RECONCILIATION OF NET INCOME TO EBITDA
 FOR QUARTER END & YTD SEP 30, 2010 AND SEP 30, 2009
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	SEP 30, 2010	SEP 30, 2009	SEP 30, 2010	SEP 30, 2009

Net Income	1,628	903	4,655	4,956

Provision for /(benefit from) Income Tax	661	486	2,400	(238)

Depreciation and Amortization Expense	499	67	1,224	282

Net Interest Expense / (Income)	220	85	814	389
EBITDA	3,008	1,541	9,093	5,389

Basic Earnings Per Share	$0.33	$0.18	$1.01	$0.62
Diluted Earnings Per Share	$0.31	$0.16	$0.95	$0.56

Basic Shares	9,086,793	8,683,226	8,990,180	8,728,930
Diluted Shares	9,599,377	9,621,288	9,608,174	9,553,526